PATENT LICENSE AGREEMENT

THIS Agreement, dated as of January 2, 2008 is between the Dr. Mac Truong ("Truong") doing business at 325 Broadway, Suite 200, New York, NY 10007, and Forest of Life, Inc., a Utah corporation having a principal place of business located at 325 Broadway, Suite 200, New York, NY 10007 ("Licensee").

RECITALS

A. Truong owns certain Patent Rights and Technology Rights related to Licensed Subject Matter, which he developed.

B. Truong desires to have the Licensed Subject Matter developed and used for the benefit of Licensee, Inventor, Truong, and the public.

C. Licensee wishes to obtain a license from Truong to practice Licensed Subject Matter.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

1. EFFECTIVE DATE
This Agreement is effective January 2, 2008 ("Effective Date").

2. DEFINITIONS
As used in this Agreement, the following terms have the meanings indicated:

2.1 "**Affiliate**" means any business entity more than 50% owned by Licensee, any business entity which owns more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of Licensee.

2.2 "**Licensed Field**" means a Memorial Cove as Described in United States Patent No. **5,799,488**.

2.3 "**Licensed Product**" means any product Sold by Licensee comprising Licensed Subject Matter pursuant to this Agreement.

2.4 "**Licensed Subject Matter**" means inventions and discoveries covered by Patent Rights or Technology Rights within Licensed Field.

2.5 "**Licensed Territory**" means the entire World.

2.6 "**Net Sales**" means the gross revenues received by Licensee from the Sale of Licensed Products less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

2.7 "**Patent Rights**" means Truong's rights in information or discoveries covered by Patent No. 5,799,488, whether domestic or foreign, and all divisions, continuations, continuations-in-part, reissues, reexaminations or extensions thereof, and any letters patent that issue thereon, which name Truong as either sole or joint inventor ("Inventor") and which relate to the manufacture, use or sale of the idea covered the Patent Rights herein.

2.8 "**Sale, Sell or Sold**" means the transfer or disposition of a Licensed Product for value to a party other than Licensee.

2.9 "**Technology Rights**" means Truong's rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings or data created by Truong before the Effective Date relating to Patent No. 5,799,488 which are not covered by Patent Rights but which are necessary for practicing the invention covered by Patent Rights.

3. WARRANTY: SUPERIOR-RIGHTS

3.1 Except for the rights, if any, of the Government of the United States, as set forth below, Truong represents and warrants its belief that (i) it is the owner of the entire right, title, and interest in and to Licensed Subject Matter, (ii) it has the sole right to grant licenses thereunder, and (iii) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to Licensee except as stated herein.

3.2 Licensee understands that the Licensed Subject Matter may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government's rights under any agreement and any applicable law or regulation. If there is a conflict between an agreement, applicable law or regulation and this Agreement, the terms of the Government agreement, applicable law or regulation shall prevail.

3.3 Licensee understands and acknowledges that Truong, by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, ability to obtain regulatory approval, patentability, and/or breadth of the Licensed Subject Matter. Truong, by this Agreement, also makes no representation as to whether there are any patents now held, or which will be held, by others or by Truong in the Licensed Field, nor does Truong make any representation that the inventions contained in Patent Rights do not infringe any other patents now held or that will be held by others or by Truong.

3.4 Licensee, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by Truong, System, University or its employees to enter into this Agreement, and further warrants and represents that (i) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Article 3 and all other matters pertaining to this Agreement; and (ii) Licensee has adequate knowledge and

expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept all risks inherent herein.

4. LICENSE

4.1 Truong hereby grants to Licensee a royalty-bearing, exclusive license under Licensed Subject Matter to manufacture, have manufactured, and/or sell Licensed Products within the Licensed Territory for use within Licensed Field. This grant is subject to the payment by Licensee to Truong of all consideration as provided herein, and is further subject to rights retained by Truong to:

a. Publish the general scientific findings from research related to Licensed Subject Matter subject to the terms of Section 13, Confidential Information; and
b. Use Licensed Subject Matter for research, teaching and other educationally-related purposes.

4.2 Licensee may extend the license granted herein to any Affiliate if the Affiliate consents to be bound by this Agreement to the same extent as Licensee.

4.3 Licensee may grant sublicenses consistent with this Agreement if Licensee is responsible for the operations of its sublicensees relevant to this Agreement as if the operations were carried out by Licensee, including the payment of royalties whether or not paid to Licensee by a sublicensee. Licensee must deliver to Truong a true and correct copy of each sublicense granted by Licensee, and any modification or termination thereof, within 30 days after execution, modification, or termination. When this Agreement is terminated, all existing sublicenses granted by Licensee must be assigned to Truong.

5. PAYMENTS

5.1 In consideration of rights granted by Truong to Licensee under this Agreement, Licensee will pay Truong the following:

a. A total of 1,400,000 shares of common stock of Licensee. Such shares are restricted shares, and shall bear a restrictive legend, unless registered on a Registration Statement to be filed with the Securities and Exchange Commission.

5.2 Licensee must reimburse Truong for all its out-of-pocket expenses thus far incurred in filing, prosecuting, enforcing and maintaining exclusively licensed Patent Rights and must pay all future expenses so long as and in the countries its license remains exclusive.

6. TERM AND TERMINATION

6.1 The term of this Agreement is from the Effective Date to the full end of the term or terms for which Patent Rights have not expired or, if only Technology Rights are licensed and no Patent Rights are applicable, for a term of 30 years.

6.2 This Agreement will earlier terminate:

a. automatically if Licensee becomes bankrupt or insolvent and/or if the business of Licensee is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; or
b. upon a transfer of control of Livensee, said transfer of control being defined as a change in the majority of shares entitled to vote, either common or preferred shares, or a majority of Directors of Licensee being appointed or voted by other than Truong; or
c. at any time by mutual written agreement between Licensee, University and Truong, upon 180 days written notice to all parties and subject to any terms herein which survive termination.

6.3 If this Agreement is terminated for any cause:
a. nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination;
b. after the effective date of the termination, Licensee may sell all Licensed Products and parts therefor it has on hand at the date of termination, if it pays earned royalties thereon according to the terms of Article 5; and
c. Licensee will be bound by the provisions of Articles 11 (Indemnification), 12 (Use of Truong and Component's Name), and 13 (Confidential Information) of this Agreement.

7. INFRINGEMENT BY THIRD PARTIES

7.1 Licensee, at its expense, must enforce any patent exclusively licensed hereunder against infringement by third parties and it is entitled to retain recovery from such enforcement. Licensee must pay Truong a royalty on any monetary recovery if the monetary recovery is for damages or a reasonable royalty in lieu thereof. If Licensee does not file suit against a substantial infringer of a patent within 6 months of knowledge thereof, then Truong may enforce any patent licensed hereunder on behalf of itself and Licensee, Truong retaining all recoveries from such enforcement and/or reducing the license granted hereunder to non-exclusive.

7.2 In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

8. ASSIGNMENT

Except in connection with the sale of substantially all of Licensee's assets to a third party, this Agreement may not be assigned by Licensee without the prior written consent of Truong, which will not be unreasonably withheld.

9. PATENT MARKING

Licensee must permanently and legibly mark all products and documentation manufactured or sold by it under this Agreement with a patent notice as may be permitted or required under Title 35, United States Code.

10. INDEMNIFICATION AND INSURANCE

10.1 In no event shall Truong be liable for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of or in connection with this Agreement or its subject matter, regardless of whether Truong knows or should know of the possibility of such damages.

11. USE OF TRUONG AND COMPONENT'S NAME

Licensee may not use the name of University, System or Truong without express written consent.

12. CONFIDENTIAL INFORMATION AND PUBLICATION

12.1 Truong and Licensee each agree that all information contained in documents marked "confidential" and forwarded to one by the other (i) be received in strict confidence, (ii) be used only for the purposes of this Agreement, and (iii) not be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

a. was in the public domain at the time of disclosure;
b. later became part of the public domain through no act or omission of the recipient party, it's employees, agents, successors or assigns;
c. was lawfully disclosed to the recipient party by a third party having the right to disclose it;
d. was already known by the recipient party at the time of disclosure;
e. was independently developed by the recipient; or
f. is required by law or regulation to be disclosed.

12.2 Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of 3 years thereafter.

12.3 University will submit its manuscript for any proposed publication of research related to Licensed Subject Matter to Licensee at least 30 days before publication, and Licensee shall have the right to review and comment upon the publication in order to protect Licensee's confidential information. Upon Licensee's request, publication will be delayed up to 60 additional days to enable Licensee to secure adequate intellectual property protection of Licensee's property that would be affected by the publication.

13. PATENTS AND INVENTIONS

13.1 If after consultation with Licensee, both parties agree that a patent application should be filed for Licensed Subject Matter, Truong will prepare and file the appropriate patent applications, and Licensee will pay the cost of searching, preparing, filing, prosecuting and maintaining same. If Licensee notifies Truong that it does not intend to pay the cost of an application, or if Licensee does not respond or make an effort to agree with Truong on the disposition of rights in the subject invention, then Truong may file an application at its own expense and Licensee will have no rights to the invention. Truong will provide Licensee a copy of any patent application for which Licensee has paid the cost of filing, as well as copies of any documents received or filed with the respective patent office during the prosecution thereof.

14. ALTERNATE DISPUTE RESOLUTION

14.1 Any dispute or controversy arising out of or relating to this Agreement, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in the city of New York, NY in accordance with the Commercial Dispute Resolution Procedures of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of _________ technology. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Article 15 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.

15. GENERAL

15.1 This Agreement constitutes the entire and only agreement between the parties for Licensed Subject Matter and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both parties.

15.2 Any notice required by this Agreement must be given by prepaid, first class, certified mail, return receipt requested and addressed to as indicated above, unless notified in writing of a change of address.

15.3 Licensee must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

15.4 This Agreement will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas.

15.5 Failure of Truong to enforce a right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

15.6 Headings are included herein for convenience only and shall not be used to construe this Agreement.

15.7 If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this Agreement.

Dr. Mac Truong

____

Forest of Life, Inc.

By____________________________________
Name:_________________________________
Title: _________________________________
Date: January 2, 2008